SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2005

Colombia Goldfields Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51013	76-0730088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Water Street, Suite 610, Vancouver, British Colombia, Canada	V6B 5C6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604)691-6518

___________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 2, 2005, our board of directors appointed Harry Hopmeyer to serve as a member of our board of directors and to act as Chairman of the Board.

Mr. Hopmeyer has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. There are no family relationship between Mr. Hopmeyer and any of our officers or directors. A description Mr. Hopemeyer’s business experience is set forth below.

Harry Hopmeyer has served as a director, principal and advisor to numerous private and public sector entities. Mr. Hopmeyer is a Director of Faircourt Asset Management Inc., which currently manages in excess of $850 million, and invests in a diversified portfolio of business and industrial trusts, commodity trusts, REITS, and pipeline generation funds. Mr. Hopmeyer is also a Senior Canadian advisor to BLC-Edmond de Rothschild Bank in Paris, France, and is Chairman of CSP Security Group and was appointed to the Canadian Centre of Security and Intelligence based in Ottawa Canada. Mr. Hopmeyer co-founded Fast Company Media Enterprises, Cambridge, Massachusetts and along with the former editors of the Harvard Business Review, played an instrumental role in its sale to the Bertelsman Group in 2001. He co-founded and was a director of Prime Restaurant Group with Claridge Investments and built Prime into the second largest casual dining chain in Canada. Mr. Hopmeyer has been a director of both Sino Silver Corp. and RNC Gold Inc. since January, 2005.  He was also instrumental in the expansion of Greenstone Resources business into Latin America. Mr. Hopmeyer is also past director of the Montreal Children’s Hospital; he is also National Chairman of “Leave Out Violence,” a leading national Canadian organization that offers various training programs to help young people adapt to real-life stresses of the modern world. Additionally, he is a council member of the Historica Foundation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Goldfields Ltd.

/s/ Daniel Hunter
Daniel Hunter, Chief Executive Officer

Date: November 4, 2005